PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust Specialty Finance and Financial Opportunities Fund

WHEATON, IL — (BUSINESS WIRE) — August 7, 2020 — First Trust Advisors L.P. (“FTA”) announced today that Confluence Investment Management, LLC (“Confluence”), investment sub-advisor for First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) (the “Fund”), will release an update on the market and the Fund for financial advisors and investors. The update will be available Tuesday, August 11, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, September 11, 2020. To listen to the update, follow these instructions:

--	Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 6628159. The update will be available from Tuesday, August 11, 2020, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, September 11, 2020.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to provide attractive total return. The Fund pursues these investment objectives by investing at least 80% of its managed assets in a portfolio of securities of specialty finance and other financial companies that the Fund’s investment sub-advisor believes offer attractive opportunities for income and capital appreciation.

First Trust Advisors L.P. ("FTA”) is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $145 billion as of July 31, 2020 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Confluence Investment Management LLC ("Confluence"), an SEC registered investment advisor, serves as the Fund’s investment sub-advisor. The Confluence team has more than 500 years of combined financial experience and 300 years of portfolio management/research experience, maintaining a proven track record that dates back to 1994. As of June 30, 2020, Confluence had more than $9.0 billion in assets under management and advisement (assets under management = $6.2 billion; assets under advisement = $2.9 billion).

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund’s investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: Securities held by a fund, as well as shares of a fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. The COVID-19 pandemic may last for an extended period of time and will continue to impact the economy for the foreseeable future.

The Fund invests in business development companies ("BDCs") which may be subject to a high degree of risks, including management's ability to meet the BDC's investment objective, and to manage the BDC's portfolio when the underlying securities are redeemed or sold, during periods of market turmoil and as

Investors’ perceptions regarding a BDC or its underlying investments change.

Investing in real estate investment trusts ("REITs") involves certain unique risks in addition to investing in the real estate industry in general. REITs are subject to interest rate risk and the risk of default by lessees or borrowers.

The Fund may invest in a variety of other mortgage-related securities. Rising interest rates tend to extend the duration of mortgage-related securities, making them more sensitive to changes in interest rates, and may reduce the market value of the securities. In addition, mortgage-related securities are subject to the risk that borrowers may pay off their mortgages sooner than expected, particularly when interest rates decline. This can reduce the Fund's returns. The Fund's investments in other asset-backed securities are subject to risks similar to those associated with mortgage-backed securities, as well as additional risks associated with the nature of the assets and the servicing of those assets.

Because the Fund is concentrated in the financials sector, it will be more susceptible to adverse economic or regulatory occurrences affecting this sector, such as changes in interest rates, availability and cost of capital funds, and competition.

This release contains forward-looking statements which can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “target,” “going forward,” “outlook” and similar statements.  Such statements are based upon each Fund's current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and may cause a Fund's actual results, performance or distributions to differ materially from those expressed or implied in the forward-looking statements.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.